Exhibit 8.1

[—], 2013

Perrigo Company Limited.

33 Sir John Rogerson’s Quay

Dublin 2, Ireland

+353  1  6040031

Ladies and Gentlemen:

We have acted as counsel to Perrigo Company, a Michigan corporation (“Perrigo”), in connection with the merger (the “Merger”) of Leopard Company, a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of Perrigo Company Limited (formerly known as Blisfont Limited), a company incorporated in Ireland (“New Perrigo”), with and into Perrigo. The Merger is to be undertaken pursuant to the Transaction Agreement, dated as of July 28, 2013 (the “Transaction Agreement”), between New Perrigo, Perrigo, Merger Sub, Habsont Limited, an Irish corporation and a wholly-owned subsidiary of New Perrigo (“Foreign Holdco”), and Elan Corporation, plc, a public limited company incorporated in Ireland (“Elan”).

We are issuing this opinion in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes a joint proxy statement/prospectus related to the Merger and the other transactions contemplated by the Transaction Agreement, filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger and the other transactions contemplated by the Transaction Agreement.

For purposes of the opinion set forth below, we have relied upon the accuracy and completeness of the factual statements and representations that are contained in the Transaction Agreement, the Registration Statement, including the joint proxy statement/prospectus that forms a part of the Registration Statement, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the Merger, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Transaction Agreement and described in the Registration Statement, without the waiver of any material condition, and (iv) the Merger will be effective under applicable state law. We have also assumed, based upon your representation to us, that (x) New Perrigo is, and will be upon the consummation of the Merger, controlled and managed from outside the State of Israel and (y) a majority of the assets held, directly and indirectly, by New Perrigo are, and will be upon the consummation of the Merger, located outside of the State of Israel.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that the discussion in the Registration Statement under the heading “Israeli Income Tax Consequences of the Merger” is our opinion insofar as such discussion relates to matters of Israeli income tax law and legal conclusions with respect to those matters. No opinion is expressed on any matters other than those specifically covered by this opinion.

This opinion is expressed as of the date hereof and is based on provisions of the Israeli Income Tax Ordinance (New Version), 1961, and any regulations, rules, orders or procedures promulgated thereunder, published rulings of the Israeli Tax Authority, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Israeli Tax Authority or a court. There can be no assurance that the Israeli Tax Authority will not take contrary positions or that a court would agree with our opinion if litigated.

We consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the heading “Israeli Income Tax Consequences of the Merger” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.

Very truly yours,

Fischer Behar Chen Well Orion & Co.